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                                                                    Exhibit 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                                                     Fiscal Year
                                                          ----------------------------------------------------------------
                                                            1994          1995          1996          1997          1998
                                                          --------      --------      --------      --------      --------
Income before taxes and fixed charges (net
   of capitalized interest):
   Income from continuing operations
      before taxes and cumulative effect of
      accounting change                                   $334,497      $698,543      $922,436      $798,921      $437,833
   Add fixed charges net of capitalized interest (1)        27,032        34,504        42,819        44,161        69,543
                                                          --------      --------      --------      --------      --------
        Total income before taxes and fixed charges       $361,529      $733,047      $965,255      $843,082      $507,376
                                                          --------      --------      --------      --------      --------
Fixed charges:
   Interest expense                                       $ 15,962      $ 21,401      $ 20,733      $ 20,705      $ 45,309
   Capitalized interest                                         --            --         5,108           750         4,268
   Interest component of rent expense (2)                   11,070        13,103        22,086        23,013        23,720
                                                          --------      --------      --------      --------      --------
        Total fixed charges                               $ 27,032      $ 34,504      $ 47,927      $ 44,468      $ 73,297
                                                          --------      --------      --------      --------      --------
Ratio of earnings to fixed charges                          13.37x        21.25x        20.14x        18.96x         6.92x
                                                          ========      ========      ========      ========      ========

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(1) Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

(2) The interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.


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